Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1998 Incentive Plan, as amended and restated effective March 16, 2006, of PetroQuest Energy, Inc. of our reports dated March 6, 2006, with respect to the consolidated financial statements of PetroQuest Energy, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, PetroQuest Energy, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of PetroQuest Energy, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

New Orleans, Louisiana May 15, 2006